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                                                                   Exhibit 6(a)

                                                      March 24, 2000

Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 11 to Registration Statement No. 33-47927 on Form S-6 ("Registration Statement"), which covers premiums received under the Flexible Premium Multifunded Life Insurance policies (FPMLI) offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the FPMLI forms and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of FPMLI death benefits, cash values and cash surrender values in Exhibit 1(A)(5)(g) included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the FPMLI forms. Also, in my opinion, the amounts assumed in the illustrations for current policy charges (including UL-2001's decrease in mortality and expense risk charge after 10 years) remain reasonable, based on MLIC's current expectations. The policies have not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be disproportionately more favorable to a prospective purchaser of the FPMLI for standard risk males age 35, than to prospective purchasers of FPMLI for a male at other ages or in other underwriting classes or for a female. Nor have the particular illustrations shown been selected for the purpose of making that relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting and Actuarial Matters" in the prospectuses contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ Marian Zeldin

                                          Marian Zeldin
                                          Vice President and Actuary